Exhibit 4.3

EXECUTION VERSION

AMENDMENT NO. 2 TO THE AMENDED AND RESTATED BASE INDENTURE

THIS AMENDMENT NO. 2 TO THE AMENDED AND RESTATED BASE INDENTURE, dated and effective as of June 15, 2019 (this “Amendment”), is entered into by and among (i) DRIVEN BRANDS FUNDING, LLC, a Delaware limited liability company, as the issuer (the “Issuer”) and (ii) CITIBANK, N.A., a national banking association, not in its individual capacity, but solely in its capacity as the trustee under the Indenture referred to below (together with its successor and assigns in such capacity, the “Trustee”). Capitalized terms used and not defined herein shall have the meanings set forth or incorporated by reference in the Indenture.

RECITALS

WHEREAS, the Issuer and the Trustee have entered into the Amended and Restated Base Indenture, dated as of April 24, 2018, as amended by Amendment No. 1 to the Amended and Restated Base Indenture, dated as of March 19, 2019 (as the same may be further amended, supplemented or otherwise modified from time to time exclusive of the Series Supplements thereto, the “Base Indenture”), and the Series 2015-1 Supplement thereto, dated as of July 31, 2015, the Series 2016-1 Supplement thereto, dated as of May 20, 2016, the Series 2018-1 Supplement thereto, dated as of April 24, 2018 and the Series 2019-1 Supplement thereto, dated as of March 19, 2019 (each such Series Supplement, together with the Base Indenture and any additional Series Supplements thereto entered into from time to time, the “Indenture”).

WHEREAS, Section 13.1(a) of the Base Indenture provides, among other things, that the Issuer and the Trustee, without the consent of any Noteholder, the Control Party, the Controlling Class Representative or any other Secured Party, may at any time, and from time to time, make certain amendments, waivers and other modifications to the Base Indenture, including the types of amendments set forth in Section 1(a) of this Amendment;

WHEREAS, Section 13.2(a) of the Base Indenture provides, among other things, that the Issuer and the Trustee, solely with the written consent of the Control Party, may make certain amendments, waivers and other modifications to the Base Indenture, including the types of amendments set forth in Sections 1(b) and (c) of this Amendment; and

WHEREAS, the Issuer desires to amend the Base Indenture in certain respects, as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.    Amendments to the Base Indenture. The Base Indenture is hereby amended as follows:

(a)    The definition of “Canadian IP License Agreements” is hereby amended to delete the stricken text (indicated textually in the same manner as the following example:)

add to add the underlined text (indicated textually in the same manner as the following example: underlined text) as follows:

“Canadian IP License Agreements” means, collectively, (i) the Pro Oil Canadian Franchisor License, dated as of the Series 2015-1 Closing Date, between Franchisor Holdco, as licensor, and Pro Oil Canada, as licensee, as amended, supplemented or otherwise modified from time to time (the “Pro Oil Canadian Franchisor License”), (ii) the 1-800-Radiator Canadian Franchisor License, dated as of the Series 2015-1 Closing Date, between 1-800-Radiator Franchisor, as licensor, and Radiator Express Canada, Inc., as licensee, as amended, supplemented or otherwise modified from time to time (the “1-800-Radiator Canadian Franchisor License”), (iii) the Meineke Canadian Franchisor License, dated as of the Series 2015-1 Closing Date, between Meineke Franchisor, as licensor, and Meineke Canada, as licensee, as amended, supplemented or otherwise modified from time to time (the “Meineke Canadian Franchisor License”) , (iv) the Maaco Canadian Franchisor License, dated as of the Series 2015-1 Closing Date, between Maaco Franchisor, as licensor, and Maaco Canada Partnership, as licensee, as amended, supplemented or otherwise modified from time to time (the “Maaco Canadian Franchisor License”) and (v) the Take 5 Canadian Franchisor License Agreement, dated June 7, 2019, between Take 5 Franchisor, as licensor, and Take 5 Canada Partnership, LP, as licensee, as amended, supplemented or otherwise modified from time to time (the “Take 5 Canadian Franchisor License”).

(b)    Section 8.17 of the Base Indenture is hereby amended to add the underlined text (indicated textually in the same manner as the following example: underlined text) as follows:

The Issuer will not, and will not permit any other Securitization Entity to, acquire, by long-term or operating lease or otherwise, any property (i) if such acquisition when effected on behalf of any Securitization Entity by the Manager would constitute a breach by the Manager of the Management Agreement or (ii) that is a lease, license or other contract or permit, if the grant of a lien or security interest in any of the applicable Securitization Entity’s right, title and interest in, to or under such lease, license, contract or permit in the manner contemplated by the Indenture and the Guarantee and Collateral Agreement (a) would be prohibited by the terms of such lease, license, contract or permit, (b) would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the applicable Securitization Entity therein or (c) would otherwise result in a breach thereof or the termination or a right of termination thereof, except to the extent that any such prohibition, breach termination or right of termination is rendered ineffective pursuant to the UCC or any other applicable law. Notwithstanding any language to the contrary in this Section 8.17, in the case of clause (ii) above, the Issuer and each Securitization Entity will be in compliance with this Section 8.17, if the Issuer and each Securitization Entity uses commercially reasonable efforts to comply with clause (ii).

(c)    Section 8.30(a) of the Base Indenture is hereby amended to add the underlined text (indicated textually in the same manner as the following example: underlined text) as follows:

The Issuer, in accordance with and as permitted under the Transaction Documents, may form or cause to be formed Future Securitization Entities without the consent of the Control Party, at the election of the Manager, in respect of (i) company-owned locations (if any) and (ii) acquisitions of additional franchise brand subsidiaries (which may include international subsidiaries) in connection with Future Brands; provided that (x) the Manager (on behalf of the Issuer or Franchisor Holdco) shall be required to contribute to Take 5 Properties any future Take 5 Company Locations located in the United States and (y) the Manager (on behalf of the Issuer or Franchisor Holdco) shall be required to contribute to one or more Securitization Entities any franchise brand, in each case, that, in the good faith determination of the Manager in accordance with the Managing Standard, is intended to compete against any Driven Securitization Brand in the United States. At the time any Future Securitization Entity is created or acquired, or any Future Brand is contributed into any Future Securitization Entity or any other Securitization Entity, the definitions of “SPV Franchising Entities”, “Driven Securitization Brands” and “Securitization IP” shall be read to include such Future Securitization Entity and Future Brand, respectively.

2.    Effectiveness. This Amendment shall become effective on the date hereof upon the execution and delivery of this Amendment by the signatories hereto.

3.    Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Base Indenture shall remain in full force and effect and each reference to the Base Indenture and words of similar import in the Base Indenture, as amended hereby, shall be a reference to the Base Indenture as amended hereby and as the same may be further amended, supplemented or otherwise modified and in effect from time to time. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Base Indenture other than as set forth herein. This Amendment may not be amended, supplemented or otherwise modified except in accordance with the terms of the Base Indenture. This Amendment constitutes a Supplement pursuant to Section 13.3 of the Base Indenture. This Amendment shall inure to the benefit of and be finding on the respective successors and assigns of the parties hereto, each Noteholder and each other Secured Party.

4.    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

5.    Counterparts. This Amendment may be executed by the parties hereto in several counterparts (including by facsimile or other electronic means of communication), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

6.    Matters relating to the Trustee. The Trustee makes no representations or warranties as to the correctness of the recitals contained herein, which shall be taken as statements of the Issuer, or the validity or sufficiency of this Amendment and the Trustee shall not be accountable or responsible for or with respect to nor shall the Trustee have any responsibility for provisions thereof. In entering into this Amendment, the Trustee shall have all of the rights, powers, duties and obligations of the Trustee under the Base Indenture and any other Transaction

Document to which the Trustee is party and, for the avoidance of doubt, shall be entitled to the benefit of every provision thereunder relating to the conduct of or affecting the liability of or affording protection to the Trustee.

7.    Representations and Warranties. Each party hereto represents and warrants to each other party hereto that this Amendment has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

DRIVEN BRANDS FUNDING, LLC,
as Issuer

By:	/s/ Noah Pollack
	Name:	Noah Pollack
	Title:	Executive Vice President and Secretary

Amendment No. 2 to Amended and Restated Base Indenture

CITIBANK, N.A., in its capacity as Trustee

By:	/s/ Anthony Bausa
	Name:	Anthony Bausa
	Title:	Senior Trust Officer

Amendment No. 2 to Amended and Restated Base Indenture

CONSENT OF SERVICER, CONTROL PARTY AND CONTROLLING CLASS REPRESENTATIVE:

In accordance with Section 2.4 of the Servicing Agreement, Midland Loan Services, a division of PNC Bank, National Association, as Servicer and in its capacity as Control Party to exercise the rights of the Controlling Class Representative (pursuant to Section 11.1(d) of the Base Indenture), hereby consents to the execution and delivery by the Issuers and the Trustee of this Amendment No. 2 to the Amended and Restated Base Indenture.

MIDLAND LOAN SERVICES,
as Control Party

By:	/s/ Alan H. Torgler
	Name:	Alan H. Torgler
	Title:	Vice President Servicing Officer

Amendment No. 2 to Amended and Restated Base Indenture